FORM 5
                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                                  Washington, D.C. 20549

                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

| |     Check this box if no longer subject
        to Section 16.  Form 4 or Form 5
        obligations may continue.  See
        Instruction 1(b).

| |     Form 3 Holdings Reported

| |     Form 4 Transactions Reported


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act
of 1935 or Section 30(f) of the Investment Company Act of 1940




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1. Name and Address of Reporting Person*/ 2. Issuer Name and Ticker              / 6. Relationship of Reporting Person(s) to Issuer
                                        /    or Trading Symbol                   /    (Check all applicable)
                                        /                                        /
                                        /                                        /     X   Director             X   10% Owner
                                        /   Hallador Petroleum Company           /     X   Officer             ___  Other
                                        /        ("HPCO.OB")                     /         (give title below)       (specify below)
                                        /                                        /
Hardie        David           C.        /                                        /
----------------------------------------/----------------------------------------/--------------------------------------------------
(Last)        (First)       (Middle)    / 3. I.R.S.           / 4. Statement for / 7. Individual or Joint/Group Filing
                                        /    Identification   /    (Month/Year)  /    (Check Applicable Line)
                                        /    Number of        /                  /
740 University Avenue, Suite 110        /    Reporting Person,/      12/01       /     X  Form filed by One Reporting Person
----------------------------------------/    if an entity     /------------------/
(Street)                                /                     / 5. If Amendment, /    ___ Form filed by more than One
                                        /                     /    Date of       /        Reporting Person
                                        /                     /    Original      /
Sacramento,            CA       95825   /                     /    (Month/Year)  /
--------------------------------------- /                     /                  /
(City)                (State)  (Zip)    /                     /                  /
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



                          TABLE I - NONDERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR  BENEFICIALLY OWNED




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1. Title     /2.Trans-    /3.Transaction /  4. Securities Acquired (A) /   5. Amount of      /6. Ownership   / 7. Nature of
   of        /  action    /     Code     /     or Disposed of (D)      /      Securities     /   Form:       /    Indirect
  Security   /  Date      /  (Instr. 8)  /     (Instr. 3, 4 and 5)     /      Beneficially   /   Direct (D)  /    Beneficial
  (Inst.3)   /(Mo/Day/Yr) /              /-----------------------------/      Owned at End   /   or          /    Ownership
             /            /              /               /(A) /        /      of Issuer's    /   Indirect(I) /    (Instr.4)
             /            /              /               / or /        /      Fiscal Year    /   (Instr.4)   /
             /            /              /  Amount       /(D) /  Price /     (Inst. 3 and 4) /               /
====================================================================================================================================
Common Stock                    J(1)        823,041       A     N/A                                  I         By Robert Hardie Q-
                                                                                                               Tip Trust (1)(2)
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Common Stock                    J(1)        85,938        A     N/A                                  I         By Douglas Hardie
                                                                                                               Sep. Prop. Trust
                                                                                                               (1)(2)
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Common Stock                    J(1)        70,919        A     N/A                                  I         By Janet Hardie Sep.
                                                                                                               Prop. Trust (1)(2)

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Common Stock                    J(1)        26,692        A     N/A                                  I          By Douglas & Janet
                                                                                                                Hardie CPT(1)(2)
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
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Common Stock                    J(1)       182,983        A     N/A                                  I          By David Hardie Sep.
                                                                                                                Prop.Trust (1)(2)
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Common Stock                    J(1)        65,094        A     N/A                                  I          By Janice Hardie
                                                                                                                Sep. Prop. Trust
                                                                                                                (1)(2)
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Common Stock                    J(1)        67,714        A     N/A                                  I          By David & Janice
                                                                                                                Hardie CPT (1)(2)
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Common Stock                    J(1)       247,789        A     N/A                                  I          By Steven Hardie
                                                                                                                Sep. Prop.Trust  (1)
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Common Stock                    J(1)        22,971        A     N/A                                  I          By Marilyn Hardie
                                                                                                                Sep. Prop.Trust (1)
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Common Stock                    J(1)       124,174        A     N/A                                  I          By Robin Hardie Sep.
                                                                                                                Prop.Trust (1)(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    J(1)        32,764        A     N/A                                  I          By Robin Hardie SPT
                                                                                                                - Grandchildren
                                                                                                                Trust (1)(2)
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Common Stock                    J(1)        91,008        A     N/A                                  I          By Robin Hardie
                                                                                                                Future Interest
                                                                                                                Trust (1)(2)
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Common Stock                    J(1)       139,805        A     N/A                                  I          By Cory Ritchie Sep.
                                                                                                                Prop.Trust (1)(2)
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Common Stock                    J(1)        10,917        A     N/A                                  I          By Cory  Ritchie SPT
                                                                                                                - Grandchildren
                                                                                                                Trust (1)(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    J(1)         8,000        A     N/A                                  I          By Ryan Ritchie
                                                                                                                (1)(2)
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Common Stock                    J(1)        78,662        A     N/A                                  I          By Cory  Ritchie
                                                                                                                Future Interest
                                                                                                                Trust (1)(2)
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Common Stock                    J(1)        33,654        A     N/A                                  I          By Kirk Hardie Sep.
                                                                                                                Prop.Trust (1)(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    J(1)        10,917        A     N/A                                  I          By Kirk Hardie SPT -
                                                                                                                Grandchildren Trust
                                                                                                                (1)(2)
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Common Stock                    J(1)       137,772        A     N/A                                  I          By Kirk Hardie
                                                                                                                Future Interest
                                                                                                                Trust (1)(2)
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Common Stock                    J(1)        10,930        A     N/A                                  I          By Brad Hardie SPT -
                                                                                                                Grandchildren Trust
                                                                                                                (1)(2)
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Common Stock                    J(1)        20,355        A     N/A                                  I          By Bradford Hardie
                                                                                                                Future Interest
                                                                                                                Trust (1)(2)
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

Common Stock                    J(1)        16,382        A     N/A                                    I        By Joseph Hardie -
                                                                                                                Grandchildren Trust
                                                                                                                (1)(2)
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Common Stock                    J(1)        16,194        A     N/A                                    I        By Alexander Hardie
                                                                                                                Custodian (1)(2)
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Common Stock                    J(1)        16,382        A     N/A                                    I        By Alexander Hardie
                                                                                                                - Grandchildren
                                                                                                                Trust (1)(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    J(1)       169,206        A     N/A                                    I        By Alexander Hardie
                                                                                                                Present Interest
                                                                                                                Trust (1)(2)
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Common Stock                    J(1)        75,035        A     N/A                                    I        By Steven Hardie
                                                                                                                Issue Future
                                                                                                                Interest Trust
                                                                                                                (1)(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    J(1)        43,813        A     N/A                                    I        By Three-Gee
                                                                                                                Partners (1)
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Common Stock                    J(1)        56,279        A     N/A                                             By K.R.H.I., L.P.
                                                                                                                (1)
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Common Stock                    J(1)       207,609        A     N/A                                    I        B.W.H.I., L.P. (1)
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Common Stock                    J(1)       184,913        A     N/A                                    I        J.S.H.I., L.P. (1)
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Common Stock                    J(1)       412,476        A     N/A                                    I        Hardie Descendants
                                                                                                                Trust - 25% to DHI
                                                                                                                (1)
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Common Stock                    J(1)         2,558        A     N/A                                    I        Douglas Hardie
                                                                                                                Descendants' Trust
                                                                                                                (1)(2)
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Common Stock                    J(1)       298,313        A     N/A              3,791,259             I        Hallador, Inc.  (1)
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
 (1) Pursuant to the Amended and Restated Assignment and Nominee Agreement dated March 15, 2002, a coy of which is attached as an exhibit to the Schedule 13D filed by the reporting person.
 (2) The reporting person disclaims beneficial ownership.

                           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                      (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1.          / 2.      /3.       /4.      /5.          /6.               /7.             /8.      /9.      /10.     / 11.
Title of    / Con-    /  Trans- / Trans- / Number of  /      Date       /   Title and   / Price  / Number / Owner- /  Nature
Derivative  / version / action  / action / Derivative /   Exercisable   /   Amount of   /   of   /   of   /  ship  /    of
Security    /   or    / Date    / Code   / Securities /       and       /   Underlying  / Deriv- / Deriv- / form of/  Indirect
(Instr. 3)  / exercise/ (Mo.    /(Inst.8)/ Acquired   /   Expiration    /   Securities  / ative  / ative  / Deriv- /  Beneficial
            / Price of/  Day    /        / (A) or     /      Date       /  (Instr. 3,4) / Secu-  / Secu-  / ative  /  Ownership
            /   of    /  Year)  /        / Disposed   /(Month/Day/Year) /               / rity   / rities / Secu-  /  (Instr. 4)
            / Deriv-  /         /        / of (D)     /                 /               /(Inst.5)/ Benefi-/ rity:  /
            / ative   /         /        /(Inst.3,4,5)/                 /               /        / cially / Direct /
            / Secu-   /         /        /------------/-----------------/---------------/        / Owned  / (D)    /
            / rity    /         /        / (A)  / (D) / Date   /  Expir-/ Title /Amount /        / at End /Indirect/
            /         /         /        /      /     / Exer-  /  ation /       /or No. /        / of Year/ (I)    /
            /         /         /        /      /     / cisable/  Date  /       /of     /        /(Inst.4)/(Inst.4)/
            /         /         /        /      /     /        /        /       /shares /        /        /        /
====================================================================================================================================

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====================================================================================================================================



Explanation of Responses:




                                                                 /S/ DAVID C. HARDIE                  March 19, 2002
                                                                 --------------------------------     --------------
                                                                 David C. Hardie                      Date


**Intentional  misstatements or omissions of facts  constitute  Federal Criminal Violations.

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

